EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34559, 333-47017, 333-56794, 333-99037, 333-109721 and 333-119724 and Form S-3 Nos. 333-105933 and 333-110981) pertaining to the Univision Savings Tax Advantage Retirement Plan of Univision Communications Inc. of our report dated June 23, 2006, with respect to the financial statements and schedules of the Univision Savings Tax Advantage Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

New York, New York
June 23, 2006